Agreement

THIS AGREEMENT, made and entered into this 26 day of August 2004 by H&H Co., Ltd„ located at 12 Baihua Garden, Haoxi Rd. Nantong, Jiangsu, PRC. (hereinafter referred to as "The Client") has contracted Javaking Coffee located at 248, 8111 Ryan Rd. BC V7A 2E4 (hereinafter referred to as "Javaking") to improve its coffee shop. Javaking and THE CLIENT (hereinafter referred to as the "parties") have agreed to meet the following criteria outlined below.

A. Initial Payment and Refund Policy

At the contract signing, 20% of the service estimate $2,500 is due. To request a refund, please submit a written request to Javaking within 15 days of signing this contract. All work completed will be deducted from the initial payment. THE CLIENT is liable for any work completed beyond the initial payment at the above stated rate. No portion of initial payment will be refunded if a written cancellation request is not received within 15 days of contract signing.

B. Deliverables

1.	Javaking Deliverables

	a.	Provide advise on improvements to the existing coffee shop to incorporate American style coffee shop decorations
	b.	Provide Menu Booklet on operation of specialty coffee outlets

2.	Client Deliverables

Once THE CLIENT has accepted our decoration opinions and booklet, THE CLIENT agrees to pay the remaining 80% balance of the estimate.

3.	Time

Parties agree to work together to complete the service in a timely manner. Javaking agrees to work expeditiously to complete the service.

C. Credit

Javaking retains the tight to include THE CLIENT's coffee shop design in a professional portfolio.

D. Confidentiality

Javaking will keep confidential information regarding the improvement of the coffee shop.

E. Service Agreement

The parties have agreed to meet the above stated criteria. Any services, aside from those mentioned above and in the attached estimate, will be liable for a $100 an hour additional charge.

H&H Co., Ltd.	Java king Coffee Inc.